Exhibit 99.1

SeaWorld Entertainment, Inc. Appoints Gustavo Antorcha as Chief Executive Officer

John T. Reilly Appointed Chief Operating Officer

ORLANDO, FL, Feb. 5, 2019 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that it has appointed Gustavo (Gus) Antorcha as Chief Executive Officer and member of the Board of Directors, effective February 18, 2019.  In addition, the Company announced that John T. Reilly, who has served as Interim CEO during the CEO search process, has been appointed Chief Operating Officer.

The Company’s announcement follows a thorough search process led by a special committee of the Board of Directors.

“We are thrilled to welcome Gus to the SeaWorld team,” said Yoshikazu Maruyama, Chairman of the Board of Directors.  “Gus is a proven leader with broad experiences in the travel and leisure industries.  His unique combination of strategy, operations and leadership skills make him the right person to lead SeaWorld through its next phase of growth.  Gus helped deliver strong financial results and improved guest satisfaction at Carnival by leading efforts to optimize pricing, improve onboard marketing and communications, introduce new guest experiences and drive capital and cost efficiencies – all core to SeaWorld’s current strategy.”

Mr. Antorcha was most recently the Chief Operating Officer of Carnival Cruise Lines, a subsidiary of Carnival Corporation & PLC, the world's largest leisure travel company, where he worked for over eight years.  Prior to joining Carnival, Mr. Antorcha was a Partner and Managing Director at the Boston Consulting Group (BCG), a global strategy and management consulting firm, where he helped clients set strategy and drive operational excellence in the travel and leisure industries.  Mr. Antorcha graduated magna cum laude with distinction from Duke University and subsequently earned an MBA from the Stanford Graduate School of Business.

Mr. Antorcha stated, “I am excited to join the SeaWorld team.  SeaWorld has an irreplaceable portfolio of incredibly valuable assets and brands and provides guests with highly differentiated and inspiring experiences.  The organization has an outstanding group of dedicated employees who, together, have a clear focus on improving execution, enhancing the guest experience and growing revenue, profitability and free cash flow.  I look forward to working with this talented group to enhance and accelerate these efforts and to help realize the full potential of this business for all stakeholders.

“In addition, I am deeply impressed by the Company’s commitment to animal welfare, conservation, rescue and education, and I am proud to be working with the more than 1,000 veterinarians, zoologists and other animal care specialists who devote their lives every day to animal care at SeaWorld.”

Mr. Maruyama added, “We thank John for his significant contributions.  He is an outstanding leader and we look forward to him working with Gus to drive operational excellence across the Company.”

Mr. Maruyama, who previously assumed the position of Interim Executive Chairman, will resume his role as Chairman of the Board of Directors.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 34,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACTS:

Investor Relations Inquiries:

Matthew Stroud

Vice President of Investor Relations

(855)797-8625

Investors@SeaWorld.com

Media Inquiries:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com